Schedule N

dated September 13, 2018

to

THE ADVISORS’ INNER CIRCLE FUND III

Amended and Restated Rule 18f-3 Multiple Class Plan

dated February 12, 2014

Mesirow Funds

(each a Fund to which Mesirow Financial Investment Management, Inc. serves as investment adviser)

Fund	Institutional Shares	Investor Shares
Mesirow Financial Core Bond Fund	X	X
Mesirow Financial High Yield Fund	X	X
Mesirow Financial Small Cap Value Fund	X	X

EXHIBIT N.1

MESIROW FUNDS

CERTIFICATE OF CLASS DESIGNATION

Institutional Shares

1.	Class-Specific Distribution Arrangements, Other Expenses

Institutional Shares are sold without a load or sales charge and are not subject to a Rule 12b-1 fee or a shareholder service fee.

2.	Eligibility of Purchasers

Institutional Shares are available to individual and institutional investors and may require a minimum initial investment, as described in the Funds’ prospectus(es).

3.	Voting Rights

Each shareholder of Institutional Shares will have one vote for each full Institutional Share held and a fractional vote for each fractional Institutional Share held. Shareholders of Institutional Shares will have: (i) exclusive voting rights regarding any matter submitted to shareholders that relates solely to Institutional Shares (such as a Rule 12b-1 Distribution Plan or Shareholder Service Plan relating to Institutional Shares); (ii) separate voting rights on any other matter submitted to shareholders in which the interests of the shareholders of Institutional Shares differ from the interests of holders of any other Class; and (iii) in all other respects the same rights and obligations as any other Class.

4.	Exchange Rights

Upon request, shareholders may exchange Institutional Shares of a Fund for Institutional Shares of another Fund, provided such shareholder meets the eligibility requirements of the Fund into which such shareholder seeks to have his/her/its shares exchanged, as set forth in the Funds’ prospectus(es).

5.	Conversion Rights

a. Conversion at the Option of a Shareholder

Shareholders of Institutional Shares of a Fund may convert such Institutional Shares into another Class of shares of the same Fund (an “Intra-Fund Conversion”), if and to the extent an applicable Intra-Fund Conversion right is disclosed in the prospectus(es) for the applicable Fund and subject to the terms and conditions set forth in the prospectus(es) of the Fund, provided that the shareholder requesting the Intra-Fund Conversion meets the eligibility requirements of the Class of shares into which such shareholder seeks to have his/her/its shares converted, as set forth in the applicable Fund's prospectus(es).

b. Conversion at the Option of a Fund

In the event that a shareholder no longer meets the eligibility requirements for investment in Institutional Shares, a Fund may, in its discretion, elect to convert such shareholder's Institutional Shares into a Class of shares for which such shareholder does meet the eligibility requirements. If such investor meets the eligibility requirements for more than one other Class, then such shareholder’s Institutional Shares shall be convertible into shares of the Class having the lowest total operating expenses for which such shareholder meets the eligibility requirements.

6.	Limitation on Conversion and Exchange Rights

Notwithstanding any other provision of this Certificate of Class Designation, conversion and exchange rights may not be available with respect to shares purchased through a financial intermediary who (i) has made arrangements with the Trust or the principal underwriter for the Funds to make available for investment only certain Funds or certain Classes of shares of the Funds, or (ii) has made arrangements with a shareholder to purchase a specific Class or Classes of shares on behalf of such shareholder.

EXHIBIT N.2

MESIROW FUNDS

CERTIFICATE OF CLASS DESIGNATION

Investor Shares

1.       Class-Specific Distribution Arrangements, Other Expenses

Investor Shares are sold without a load or sales charge, but are subject to a Rule 12b-1 fee. The Trust, on behalf of each Fund, will make monthly payments to the Distributor under the Rule 12b-1 Distribution Plan approved by the Board of Trustees at an annual rate of up to 0.25% of the Funds’ average daily net assets attributable to Investor Shares. The Distributor will use the Rule 12b-1 fees for expenses associated with the promotion and sale of the Funds’ Investor Shares including, without limitation, travel and communication expenses and expenses for the compensation of and benefits for sales personnel.

2.	Eligibility of Purchasers

Investor Shares are available to individual and institutional investors and may require a minimum initial investment, as described in the Funds’ prospectus(es).

3.	Voting Rights

Each shareholder of Investor Shares will have one vote for each full Investor Share held and a fractional vote for each fractional Investor Share held. Shareholders of Investor Shares will have: (i) exclusive voting rights regarding any matter submitted to shareholders that relates solely to Investor Shares (such as a Rule 12b-1 Distribution Plan or Shareholder Service Plan relating to Investor Shares); (ii) separate voting rights on any other matter submitted to shareholders in which the interests of the shareholders of Investor Shares differ from the interests of holders of any other Class; and (iii) in all other respects the same rights and obligations as any other Class.

4.	Exchange Rights

Upon request, shareholders may exchange Investor Shares of a Fund for Investor Shares of another Fund, provided such shareholder meets the eligibility requirements of the Fund into which such shareholder seeks to have his/her/its shares exchanged, as set forth in the Funds’ prospectus(es).

5.	Conversion Rights

a. Conversion at the Option of a Shareholder

Shareholders of Investor Shares of a Fund may convert such Investor Shares into another Class of shares of the same Fund (an “Intra-Fund Conversion”), if and to the extent an applicable Intra-Fund Conversion right is disclosed in the prospectus(es) for the applicable Fund and subject to the terms and conditions set forth in the prospectus(es) of the Fund, provided that the shareholder requesting the Intra-Fund Conversion meets the eligibility requirements of the Class of shares into which such shareholder seeks to have his/her/its shares converted, as set forth in the applicable Fund's prospectus(es).

b. Conversion at the Option of a Fund

In the event that a shareholder no longer meets the eligibility requirements for investment in Investor Shares, a Fund may, in its discretion, elect to convert such shareholder's Investor Shares into a Class of shares for which such shareholder does meet the eligibility requirements. If such investor meets the eligibility requirements for more than one other Class, then such shareholder’s Investor Shares shall be convertible into shares of the Class having the lowest total operating expenses for which such shareholder meets the eligibility requirements.

6.	Limitation on Conversion and Exchange Rights

Notwithstanding any other provision of this Certificate of Class Designation, conversion and exchange rights may not be available with respect to shares purchased through a financial intermediary who (i) has made arrangements with the Trust or the principal underwriter for the Funds to make available for investment only certain Funds or certain Classes of shares of the Funds, or (ii) has made arrangements with a shareholder to purchase a specific Class or Classes of shares on behalf of such shareholder.